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                                                                      EXHIBIT 21

                        Subsidiaries of the Registrant

American Retirement Corporation II, a Tennessee corporation
ARCLP - Charlotte, LLC, a Tennessee limited liability company
A.R.C. Management Corporation, a Tennessee corporation
ARC Corpus Christi, Inc., a Tennessee corporation
ARC Oak Park, Inc., a Tennessee corporation
ARC Equities - Lexington, Inc., a Tennessee corporation
ARC Fort Austin Properties, Inc., a Tennessee corporation
Fort Austin Limited Partnership, a Texas limited partnership
Trinity Towers Limited Partnership, a Tennessee limited partnership Holley Court Terrace, L.P., a Tennessee limited partnership
A.R.C. Chattanooga, Inc. , a Tennessee corporation
ARC Tarpon Springs, Inc., a Tennessee corporation
ARC Sun City Center, Inc., a Tennessee corporation